AMENDMENT TO THE
ADVISORS SERIES TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 27th day of June, 2013, to the Amended and Restated Custody Agreement, originally made and entered into as of June 6, 2006, and amended and restated as of December 6, 2012 (the "Agreement"), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit S is hereby superseded and replaced with Amended Exhibit S attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST		U.S. BANK, N.A.

By:	/s/ Douglas G. Hess	By:	/s/ Michael R. McVoy
Name:	Douglas G. Hess	Name:	Michael R. McVoy
Title:	President	Title:	Senior Vice President

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Amended Exhibit S to the
Separate Series of Advisors Series Trust  Amended and Restated Custody Agreement

Name of Series	Date added
Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund
Orinda Income Opportunities Fund	on or after June 27, 2013

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at March, 2011

Annual Fee Based Upon Market Value Per Fund*
0.50 basis point on average daily market value
Minimum annual fee per fund - $____
Including portfolio transaction fees

Portfolio Transaction Fees (included in base fee)
$___ /book entry DTC transaction/Federal Reserve transaction/principal paydown
$___ /U.S. Bank repo agreement transaction
$___ /short sale
$___ /option/future contract written, exercised or expired
$___ /mutual fund trade/Fed wire/margin variation Fed wire
$___ /physical transaction
$___ /segregated account per year

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus __.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature not needed on June 27, 2013 as only a new fund is being added and the fees are remaining the same.

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Amended Exhibit S (continued) to the
Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at March, 2011
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All		$____	Lebanon	All		$____
Australia	All		$____	Lithuania	All		$____
Austria	All		$____	Luxembourg	All		$____
Bahrain	All		$____	Malaysia	All		$____
Bangladesh	All		$____	Mali*	All		$____
Belgium	All		$____	Malta	All		$____
Benin*	All		$____	Mauritius	All		$____
Bermuda	All		$____	Mexico	All		$____
Botswana	All		$____	Morocco	All		$____
Brazil	All		$____	Namibia	All		$____
Bulgaria	All		$____	Netherlands	All		$____
Burkina Faso*	All		$____	New Zealand	All		$____
Canada	All		$____	Niger*	All		$____
Cayman Islands*	All		$____	Nigeria	All		$____
Channel Islands*	All		$____	Norway	All		$____
Chile	All		$____	Oman	All		$____
China“A” Shares	All		$____	Pakistan	All		$____
China“B” Shares	All		$____	Peru	All		$____
Columbia	All		$____	Philippines	All		$____
Costa Rica	All		$____	Poland	All		$____
Croatia	All		$____	Portugal	All		$____
Cyprus*	All		$____	Qatar	All		$____
Czech Republic	All		$____	Romania	All		$____
Denmark	All		$____	Russia	Equities/Bonds		$____
Ecuador	All		$____	Russia	MINFINs		$____
Egypt	All		$____	Senegal*	All		$____
Estonia	All		$____	Singapore	All		$____
Euromarkets(3)	All		$____	Slovak Republic	All		$____
Finland	All		$____	Slovenia	All		$____
France	All		$____	South Africa	All		$____
Germany	All		$____	South Korea	All		$____
Ghana	All		$____	Spain	All		$____
Greece	All		$____	Sri Lanka	All		$____
Guinea Bissau*	All		$____	Swaziland	All		$____
Hong Kong	All		$____	Sweden	All		$____
Hungary	All		$____	Switzerland	All		$____
Iceland	All		$____	Taiwan	All		$____
India	All	$____	Thailand	All	$____
Indonesia	All	$____	Togo*	All	$____
Ireland	All	$____	Trinidad & Tobago*	All	$____
Israel	All	$____	Tunisia	All	$____
Italy	All	$____	Turkey	All	$____
Ivory Coast	All	$____	UAE	All	$____
Jamaica*	All	$____	United Kingdom	All	$____
Japan	All	$____	Ukraine	All	$____
Jordan	All	$____	Uruguay	All	$____
Kazakhstan	All	$____	Venezuela	All	$____
Kenya	All	$____	Vietnam*	All	$____
Latvia	Equities	$____	Zambia	All	$____
Latvia	Bonds	$____
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Orinda - 06/2013	3

Amended Exhibit S (continued) to the
Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Base Fee - A monthly base charge of $____ per account (fund) will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $__.

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

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